Exhibit 10.4

SECOND AMENDMENT TO PROGRAM AGREEMENT

This Second Amendment (the “Amendment”) to the Amended and Restated Co-Brand and Private Label Credit Card Consumer Program Agreement, dated as of February 24, 2016 (as amended, modified or supplemented from time to time, the “Program Agreement”), is made an entered into as of this 20th day of November, 2018, by and among Stein Mart, Inc. (“Retailer”) and Synchrony Bank (“Bank”).

WHEREAS, Bank and Retailer are parties to that certain Program Agreement;

WHEREAS, Bank and Retailer have determined to amend the Program Agreement to make such changes as specifically set forth herein; and

WHEREAS, the parties desire to amend the Program Agreement accordingly.

NOW THEREFORE, in consideration of the premises and the terms and conditions stated herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree to amend the Program Agreement as follows:

ARTICLE I – AMENDMENT

1.1    Amendment to Section 2.1. Section 2.1 is hereby amended by deleting subsections (h), (i) and (m) thereof and substituting the following new subsections in lieu therefor:

“(h) Establish (and modify from time to time subject to Section 5.3) the credit criteria used to evaluate Credit Card Applications subject to the Minimum Credit Targets outlined on Schedule 7.4(c) hereto, unless Retailer fails to meet the Minimum Liquidity Requirement in any calendar month.”

“(i) Establish (and modify from time to time subject to Section 5.3) the risk management policies for the Program subject to the Minimum Credit Targets outlined on Schedule 7.4(c) hereto, unless Retailer fails to meet the Minimum Liquidity Requirement in any calendar month.”

“(m) Assign (and modify from time to time subject to Section 5.3) credit lines, (subject to the Minimum Credit Targets outlined on Schedule 7.4(c) hereto, unless Retailer fails to meet the Minimum Liquidity Requirement, authorize charges, and service Accounts in accordance with the terms of this Agreement.”

1.2    Amendment to Section 7.4. Section 7.4 is hereby amended as follows:

(i) Subsection (b) thereof is hereby amended by deleting the last sentence thereof and substituting the following sentence in lieu therefor:

“Bank shall ensure that the credit criteria and risk management policies that Bank utilizes to manage program risk will be implemented in a manner that is reasonably consistent with the credit criteria and risk management policies applicable to the Majority of Comparable Programs, unless Retailer fails to meet the Minimum Liquidity Requirement, and in that event Bank may take credit actions with respect to any Account in accordance with Applicable Law, consistent with prudent lending practices.”

(ii) Subsection (c) thereof is hereby amended by adding the following at the end:

“Bank’s obligations to meet Minimum Approval Rate Targets and Minimum Credit Line Targets and otherwise to meet all obligations set forth in subsection (c) of Section 7.4 shall be suspended and be of no effect if in any calendar month Retailer fails to meet the Minimum Liquidity Requirement. The suspension of such obligations will continue until Retailer meets the Minimum Liquidity Requirement for three consecutive months following the expiration.”

1.3    Amendment to Section 7.20(b). Section 7.20(b) is hereby amended by deleting clauses (v) and (vi) thereof and substituting the following new clauses in lieu therefor:

“(v) subject to the limitations and conditions set forth in Schedule 11.4, liquidate or sell any or all Accounts, including to those competitor stores listed in Group 1 of Schedule 11.4(1) ; or (vi) subject to the limitations and conditions set forth in Schedule 11.4 convert any or all Accounts to another credit or charge program maintained by Bank or any of its affiliates, including to those competitor stores listed in Group 1 of Schedule 11.4(1)”

1.4    Amendment to Section 10.2(l). Section 10.2(l) is hereby amended by adding the following at the end:

“and subject to the provisions of sections 2.1 (h), (i) and (m).”

1.5    Amendment to Section 11.5. Section 11.5 is hereby amended by deleting it in its entirety and substituting the following new Section in lieu therefor:

“11.5    Limitation on Retailer’s Right to Purchase Accounts. Notwithstanding anything in this Agreement, if (a) a Significant Event shall have occurred or (b) this Agreement is terminated in any manner other than as provided in Article 10, Bank shall have the rights described in Schedule 11.4.”

1.6    Amendment to Schedule 10.2(p).

(i)    Subparagraph A of Schedule 10.2(p) is hereby amended by adding a new Financial Covenant following the Minimum Tangible Net Worth Financial Covenant, as follows:

“Minimum Liquidity Requirement: The minimum amount of Liquidity that Retailer will maintain at all times shall be Forty Million Dollars ($40,000,000), except that the Liquidity Requirement may be suspended for one two (2)-week period (“Suspension Period”) during March 1 through April 30 and August 1 through September 30 of any Program Year to an amount not less than Thirty Million Dollars ($30,000,000), provided that Retailer shall be in full compliance with the Liquidity Requirement by the end of each such Suspension Period. For avoidance of doubt, the suspension shall apply for only one Suspension Period during either or both two-month periods between March 1 through April 30 and August 1 through September 30. For purposes of this Schedule 10.2(p), “Liquidity” is defined to mean cash available on demand on account at Retailer’s banks or other financial institutions, the remaining credit available on the revolving credit facility that Retailer has at Wells Fargo Bank, dated as of February 3, 2015 and most recently extended and amended on September 18, 2018 (as may be further amended or restated from time to time), and the ability to borrow the cash surrender value of the split dollar life insurance policies with SunTrust Bank. The minimum amount of Liquidity that Retailer will maintain shall be reduced for impact of any reserve required by Bank so as to not allow the requirement to post a reserve to cause Retailer to be below the minimum amount.”

(ii)     Subsection C of Schedule 10.2(p) of the Agreement is hereby amended as follows:

a.	The existing paragraph in Section C is hereby designated as subsection “(i)”;

b.	A new subsection C (ii) is hereby added as follows:

“(ii)     In addition to Retailer’s obligations in Section C (i) above, Retailer shall provide Bank with documentation of its compliance with the Minimum Liquidity Requirement on a monthly basis by the last day of each calendar month. Such documentation shall consist of Retailer’s most recent bank or other financial institution statements that reflect its current cash balances, available credit on loan facilities or such other documentation, satisfactory to the Bank, that evidence Retailer’s compliance with the Minimum Liquidity Requirement. Retailer shall also provide Bank, upon Bank’s request but no less frequently than quarterly, with updates on terms and conditions of its agreements with Retailer’s vendors and factors, including credit limits and usage, repayment terms and frequency.”

c.	A new subsection C (iii) is hereby added as follows:

“(iii)    In addition to Retailer’s obligations under Sections C (i) and C (ii) above, Retailer shall provide the Bank with the following reports under the following timeframes:

Weekly:

•	13 Week Cash Forecast

•	SteinMart Borrowing Base Certificate

Monthly:

•	Balance sheet, statement of loss, shareholders’ equity

•	Consolidated financial report

•	SteinMart competitive performance (i.e., sales, gross profit, gross margin, net income – actuals vs. forecasted

•	Stein Mart master budgets

The requirement for weekly reporting shall be suspended when Liquidity as defined in Schedule 10.2(p) remains above Forty-Five Million Dollars ($45,000,000) for twelve (12) consecutive months.”

1.7    Amendment to Schedule 11.4. Schedule 11.4 is hereby amended by deleting it in its entirety and substituting the new Schedule 11.4 attached hereto in lieu therefor.

1.8    Amendment to Schedule 11.4(1). Schedule 11.4(1) is hereby amended by deleting such Schedule and substituting the new Schedule 11.4(1) attached hereto in lieu therefor

ARTICLE II – GENERAL

2.1    Defined Terms. Capitalized terms used without definition in this Amendment have the meanings assigned to them in the Program Agreement.

2.2    Authorization. The execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of Retailer and Bank and upon execution by all parties, will constitute a legal, binding obligation thereof.

2.2    Effect of Amendment. This Amendment is hereby incorporated into and made a part of the Program Agreement. Except as amended by this Amendment, all terms and provisions of the Agreement shall continue and remain in full force and effect and binding on the parties thereto.

2.3    Binding Effect; Severability. This Amendment shall be binding in all respects and inure to the benefit of the successors and permitted assigns of the parties hereto. In case any one or more of the provisions contained in this Amendment shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

2.4    Further Assurances. The parties hereto agree to execute such other documents and instruments and to do such other and further things as may be necessary or desirable for the execution and implementation of this Amendment and the consummation of the transactions contemplated hereby.

2.5    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflicts of laws provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

2.6    Counterparts. This Amendment may be executed in counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, this Amendment to the Program Agreement has been executed on behalf of each of the parties hereto as of the day and year first written above.

SYNCHRONY BANK		STEIN MART, INC.

By:	/s/ Jack Thayer	By:	/s/ D. Hunt Hawkins
Name:	Jack Thayer	Name:	D. Hunt Hawkins
Title:	SVP/GM	Title:	Chief Executive Officer

SCHEDULE 11.4

Bank’s Rights Upon Retailer’s Failure to Purchase Accounts

(1)

If a Trigger Event occurs, without limiting any other right of Bank hereunder, (a) Retailer shall repay the Unamortized Bonus to Bank within ten (10) Business Days after the Applicable Date; and (b) Bank will have the right, in addition to and without waiving any other rights it may have under the terms of this Agreement or Applicable Law, to: (i) subject to Applicable Law, notify Cardholders that Bank shall cease providing credit under the Accounts and require repayment of all amounts outstanding on all Accounts until all associated receivables have been repaid; (ii) convert any and all of the Accounts to another credit or charge program maintained by Bank or any of its Affiliates, including to a Synchrony Bank-branded credit card (which card and related documentation (including marketing material) must not bear any Retailer Mark and cannot have a look and feel that is confusingly similar to any Account Documentation, Credit Card, Cardholder Rewards Program or materials used for advertising or solicitation); (iii) sell any of all or the Accounts, whether by securitization or otherwise, to any third party; or (iv) upon notice by Bank, require that Retailer continue to accept Accounts at and through Retailer Sales Channels for a period designated by Bank but not to exceed six (6) months after the Applicable Date (the “Tail Period”). During the Tail Period, Bank shall continue to make the Retailer Royalty and the Non-Retailer Royalty set forth in Section 2 of Schedule 4.1. In addition, all obligations of the parties with respect to the Cardholder Rewards Program pursuant to Schedule 6.4 shall continue during the Tail Period.

(2)	For purposes of this Schedule 11.4:

(a)

a “Trigger Event” means (i) Retailer’s right to purchase the Accounts expires pursuant to Schedule 11.2, (ii) Retailer’s right to purchase the Accounts expires pursuant Section 11.5, or (iii) Retailer or its designee fails to complete the purchase of the Accounts and the Indebtedness in accordance with the terms of this Agreement; and

(b)	the “Applicable Date” means (i) the date on which Retailer’s right to purchase expires in the case of a Trigger Event described in Section (2)(a)(i) or (iii).

(3)	Retailer will cooperate with Bank and take any action reasonably requested by Bank in connection with the provisions of the foregoing paragraph. Within one hundred eighty (180) days after:

(a)

Retailer either gives notice that it shall not exercise its option referred to in Schedule 11.2 or the time period for Retailer to exercise such option shall have expired; or (b) termination of this Agreement, whichever occurs later, Bank shall no longer use any of Retailer Marks (or any other trademarks or source indicators confusingly similar thereto) and must re-brand the Accounts; provided that (i) if Bank elects to implement a Tail Period, then such one hundred eighty (180) day period shall run from the expiration thereof, and (ii) after the expiration of any such one hundred eighty (180) day period, Bank may continue to use the Retailer Marks solely to the extent necessary to identify the Accounts in connection with the billing and collection thereof as described in Section (1)(b)(1), and as otherwise required by Applicable Law for no longer than one (1) year, or may make nominative use of Retailer’s name (or the Program name) to the extent necessary to identify the Program in connection with any conversion or substitution, or in connection with the billing and collection of the Accounts as described in Section (1)(b)(i).

(4)

Unless Retailer exercises its option to purchase the Accounts and Indebtedness, Retailer shall have no rights to use the Cardholder Information or Transaction Information or any list derived therefrom for a period of eighteen (18) months after the Applicable Date to solicit new Credit Products; provided, however, that Retailer may use other lists developed by Retailer independently of the Program that may contain one or more of such Cardholders in connection with any new Credit Products or the solicitation thereof.

SCHEDULE 11.4(1)

Competitor Stores*

Group 1:

1.	TJX Companies

2.	Dillard’s

3.	Belk

4.	Stage Stores

*	Including any successor entities of the below to the extent such successor engages in substantially similar business as the predecessor.